WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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                                                          Exhibit 27

                  KOLLMORGEN CORPORATION AND SUBSIDIARIES
                         FINANCIAL DATA SCHEDULES
             (Dollars in thousands, except per share amounts)


THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED BALANCE SHEET AND STATEMENTS OF OPERATIONS AND IS QUALIFIED
     IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

                                                     September 30,
                                                        1994
                                                     -------------

Cash and cash items                           $  7,741
Notes and accounts receivable - trade           38,621
Allowance for doubtful accounts                  3,000
Inventory                                       23,039
Total current assets                            86,813
Property, plant and equipment                  112,897
Accumulated depreciation                        82,110
Total assets                                   136,508
Total current liabilities                       62,241
Bonds, mortgages and similar debt               40,465
Preferred stock - mandatory redemption          22,511
Common stock                                    26,878
Other stockholders' equity                     (17,648)
Total liabilities and stockholders' equity     136,508



                                  September 30, 1994
                              --------------------------------
                              For the three        For the nine
                               months ended        months ended
                              --------------       ------------
Net sales of tangible products     $ 44,800       $135,295
Total revenues                       46,396        140,333
Cost of tangible goods sold          29,809         88,915
Total costs and expenses applicable
    to sales and revenues            30,791         92,026
Other costs and expenses             14,558         43,386
Interest and amortization of debt
    discount                            915          1,884
Income before taxes and other items     175          2,181
Net income                              175          2,181
Earnings per share - primary          (0.04)          0.05
Earnings per share - fully diluted    (0.04)          0.05







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